Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements (Nos. 333-143321 and 333-71683) on Form S-8 of Bank of Commerce Holdings of our report dated March 5, 2010, relating to the consolidated balance sheets of Bank of Commerce Holdings and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, which report appears in this Annual Report (Form 10-K) for the year ended December 31, 2009.
/s/ Moss Adams LLP
Stockton, California
March 5, 2010